Exhibit 2

UNITED MEXICAN STATES

Global Medium-Term Notes, Series A
Due Nine Months or More from Date of Issue

$1,000,000,000 6.625% Global Notes due 2015

Terms Agreement

January 4, 2005

Secretaría de Hacienda y Crédito Público
Unidad de Crédito Público
Palacio Nacional
Patio Central, 3er Piso
Oficina 3010
Colonia Centro
México D.F. 06000
México

     Subject in all respects to the terms and conditions contained in the Amended and Restated Selling Agency Agreement, dated December 1, 2003 (the “Selling Agency Agreement”), between the United Mexican States (“Mexico”) and the agents named therein (the “Agents”), and as modified by the terms and conditions hereof, each of the managers identified on Annex I hereto (the “Joint Lead Managers”) severally and not jointly agrees to purchase, and Mexico agrees to sell to each of them, the principal amount set forth next to such Joint Lead Manager’s name in Annex I hereto of 6.625% Global Notes due 2015 (the “Notes”) of Mexico, having the terms set forth in the Pricing Supplement dated the date hereof attached hereto as Annex II (the “Pricing Supplement”), at the Purchase Price set forth in the Pricing Supplement. The Notes are to be consolidated and to form a single series with Mexico’s existing 6.625% Global Notes due 2015, U.S. $1,000,000,000 principal amount of which was issued on March 3, 2003. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pricing Supplement and the Selling Agency Agreement. All of the provisions of the Selling Agency Agreement are incorporated herein by reference, as modified by the additional terms set forth below:

Closing Date and Time:	10:00 a.m. (New York time) on January 7, 2005

Payment:	The Joint Lead Managers will pay or cause to be paid to Mexico the Purchase Price for the Notes (being the aggregate amount payable for the Notes calculated at the Issue Price for the Notes, plus accrued interest on the Notes, if any, from September 3, 2004, and less the discount for the Notes specified in the Pricing Supplement). Such payment shall be made in U.S. dollars in immediately available funds to an account designated by Mexico.

Place of Delivery of Notes:	The Closing shall be held at the New York office of Cleary Gottlieb Steen & Hamilton LLP.

Period during which additional External Indebtedness may not be sold pursuant to Section 4(r) of the Selling Agency Agreement:	None.

Force Majeure Provision:	☐ Section 9(b)(i) of the Selling Agency Agreement

☒ Section 9(b)(ii) of the Selling Agency Agreement

Stabilization:	The Joint Lead Managers (or, in the United Kingdom, an affiliate of J.P. Morgan Securities Inc.) may, to the extent permitted by applicable law, over-allot or effect transactions in the open market or otherwise in connection with the distribution of the Notes with a view to stabilizing or maintaining the market price of the Notes at levels other than those which might otherwise prevail in the open market, but in doing so the Joint Lead Managers shall act as principal and not as agent of Mexico. Such transactions, if commenced, may be discontinued at any time. As between Mexico and the Joint Lead Managers, any loss resulting from stabilization shall be borne, and any profit arising therefrom shall be retained, by the Joint Lead Managers.

Expenses:	The Joint Lead Managers have agreed to pay certain of Mexico’s expenses as set out in the letter dated as of January 4, 2005, signed by the Joint Lead Managers.

Other Provisions:	The offering of the notes has not been, and will not be, cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa) (“CONSOB”) pursuant to Italian securities legislation and, accordingly, each Joint Lead Manager represents and agrees that it has not offered or sold, and will not offer or sell, any notes in the Republic of Italy (“Italy”) in a solicitation to the public (sollecitazione all’investimento), and, therefore, that no notes will be offered, sold or delivered or copies of this pricing supplement, the accompanying prospectus supplement or prospectus or any other document relating to the notes or the offering will be distributed in Italy other than to professional investors (operatori qualificati), as defined in Article 31, paragraph 2 of CONSOB Regulation No. 11,522 of July 1, 1998, as amended (“Regulation No. 11,522”) or pursuant to another exemption from the requirements of Articles 94 and seq. of Legislative Decree No. 58 of February 24, 1998 (“Legislative Decree No. 58”) and CONSOB Regulation No. 11,971 of May 14, 1999, and in accordance with Italian securities, banking, tax, exchange control and all other applicable laws and regulations. Accordingly, each Joint Lead Manager represents and agrees that any such permitted offer, sale or delivery of the notes or distribution or availability of copies of this pricing supplement, the accompanying prospectus supplement or prospectus or any other material relating to the notes or the offering in Italy will be: (i) made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of September 1, 1993 (the “Banking Law”), Legislative Decree No. 58,

Regulation No. 11,522 and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Banking Law and the implementing instructions of the Bank of Italy, pursuant to which the issue or offer of securities in Italy is subject to prior notification to the Bank of Italy, unless an exemption, depending inter alia on the amount of the issue and the characteristics of the securities, applies; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed upon the offer of the notes by CONSOB or the Bank of Italy.

The Joint Lead Managers represent, warrant and agree that (i) they have not directly or indirectly taken any action or offered, advertised, sold or delivered and will not directly or indirectly offer, advertise, sell, re-sell, re-offer or deliver any notes in circumstances which could qualify as a public offer pursuant to the Código dos Valores Mobiliários or in circumstances which could qualify the issues of notes as an issue in the Portuguese market, and (ii) they have not directly or indirectly distributed and will not directly or indirectly distribute the agreement, or any document, circular, advertisement or any offering material except in accordance with all applicable laws and regulations.

     Section 15 of the Selling Agency Agreement (relating to the submission to the jurisdiction of any state or federal court in the Borough of Manhattan in The City of New York by the parties thereto) is incorporated by reference herein, except that all references therein to “this Agreement” shall be deemed references to this Terms Agreement.

     THIS TERMS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, EXCEPT THAT ALL MATTERS GOVERNING AUTHORIZATION AND EXECUTION OF THIS AGREEMENT BY MEXICO SHALL BE GOVERNED BY THE LAW OF MEXICO.

     This Terms Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

CITIGROUP GLOBAL MARKETS INC.

By:	/s/	John M. Hartzell

	Name:	John M. Hartzell
	Title:	Managing Director

J.P. MORGAN SECURITIES INC.

By:	/s/	Wendi G. Royal

	Name:	Wendi G. Royal
	Title:	Vice President

Accepted:

UNITED MEXICAN STATES

By:	/s/	Daniel Muñoz Díaz

	Name:	Daniel Muñoz Díaz
	Title:	Deputy Director General of Legal Procedures of Credit of the Ministry of Finance and Public Credit

Annex I

Joint Lead Manager	Principal Amount of Notes

Citigroup Global Markets Inc.	U.S. $	500,000,000
J.P. Morgan Securities Inc.		500,000,000

Total	U.S. $	1,000,000,000

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